Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SELECT ENERGY SERVICES, INC.

Select Energy Services, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.                                      The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on November 21, 2016.

2.                                      The Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”), which restated and amended the Original Certificate of Incorporation, was filed with the Secretary of State of the State of Delaware on December 19, 2016.

3.                                      The Second Amended and Restated Certificate of Incorporation (the “Second A&R Certificate of Incorporation”), which restated and amended the A&R Certificate of Incorporation, was filed with the Secretary of State of the State of Delaware on April 4, 2017.

4.                                      Upon the effectiveness of the registration statement filed by the Corporation with the Securities and Exchange Commission (such event being a Conversion End Date) (as defined in the Second A&R Certificate of Incorporation), on June 13, 2017, each share of Class A-1 Common Stock (as defined in the Second A&R Certificate of Incorporation) outstanding as of such date automatically converted into a share of Class A Common Stock.

5.                                      The Third Amended and Restated Certificate of Incorporation (the “Third A&R Certificate of Incorporation”), which restated and integrated and also further amended the Second A&R Certificate of Incorporation, was filed with the Secretary of State of the State of Delaware on November 1, 2017.

6.             This Fourth Amended and Restated Certificate of Incorporation, which restates and amends the Third A&R Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to this “Amended and Restated Certificate of Incorporation” herein refer to the Fourth Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.

7.                                      The Third A&R Certificate of Incorporation is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE I
NAME

SECTION 1.1.                                                                  Name. The name of the Corporation is Select Energy Services, Inc.

ARTICLE II
REGISTERED AGENT

SECTION 2.1.                                                                  Registered Agent. The address of its registered office in the State of Delaware is 1675 South State, Suite B, City of Dover, County of Kent, Delaware 19901. The name of the Corporation’s registered agent at such address is CAPITOL SERVICES, INC.

ARTICLE III
PURPOSE

SECTION 3.1.                                                                  Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

ARTICLE IV
CAPITALIZATION

SECTION 4.1.                                                                  Number of Shares. The total number of shares of stock that the Corporation shall have the authority to issue is 590,000,000 shares of stock, consisting of (A) 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), (B) 350,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), (C) 40,000,000 shares of Class A-2 common stock, par value $0.01 per share (“Class A-2 Common Stock”), and (D) 150,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock and the Class A-2 Common Stock, the “Common Stock”).

SECTION 4.2.                                                                  Provisions Relating to Preferred Stock.

(A)                               Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).

(B)                               Subject to any limitations prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designations and the powers, preferences, privileges and rights, and qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(1)                                 whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate series either alone or together with the holders of one or more other classes or series of stock;

(2)                                 the number of shares to constitute the series and the designations thereof;

(3)                                 the powers, preferences, privileges and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions thereof, if any, with respect to any series;

(4)                                 whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable or issuable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(5)                                 whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(6)                                 the dividend rate, whether dividends are payable or issuable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable or issuable, the preference to or the relation to the payment or issuance of dividends payable or issuable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall cumulate, and whether such dividends shall be compounded and if so the rate of such compounding;

(7)                                 the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(8)                                 whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(9)                                 such other powers, preferences, privileges and rights, and qualifications, limitations and restrictions with respect to any series as may to the Board seem advisable.

(C)                               The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects.

SECTION 4.3.                                                                  Provisions Relating to Common Stock.

(A)                               Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation (including for the avoidance of doubt the terms of Section 4.3(D)), each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as otherwise required by this Amended and Restated Certificate of Incorporation (including Section 4.4(D) with respect to Class A-2 Common Stock and any Preferred Stock Designation) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share on all matters which the stockholders are entitled to vote, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders, other than as provided in the applicable Preferred Stock Designation. Except as otherwise required in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(B)                               Notwithstanding the foregoing, except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(C)                               Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock and Class A-2 Common Stock shall be entitled to receive, ratably in proportion to the number of shares of Class A Common Stock and the number of shares of Class A-2 Common Stock held by them, such dividends and distributions (payable or issuable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor; provided, that Special Dividends (as defined below), when and if accruing or paid, shall accrue and be paid only upon shares of Class A-2 Common Stock in accordance with terms of Section 4.4. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (1) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (2) a dividend consisting of shares of Class A Common Stock, shares of Class A-2 Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock or Class A-2 Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock and Class A-2 Common Stock. If dividends are declared on the Class A Common Stock, the Class A-2 Common Stock or the Class B Common Stock that are payable or issuable in shares of Class A Common Stock, Class A-2 Common Stock, Class B Common Stock or securities convertible into, or exercisable or exchangeable for Class A Common Stock, Class A-2 Common Stock or Class B Common Stock, the dividends payable or issuable to the holders of Class A Common Stock and Class A-2 Common Stock, as applicable, shall be paid only in shares of Class A Common Stock or Class A-2 Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for Class A Common Stock or Class A-2 Common Stock, respectively), the dividends payable or issuable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock, Class A-2 Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock, the Class A-2 Common Stock and Class B Common Stock, respectively); provided, that Special Dividends, when and if accruing or paid, shall accrue and be paid only upon shares of Class A-2 Common Stock in accordance with terms of Section 4.4. In no event shall the shares of any of Class A Common Stock, Class A-2 Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the Class A Common Stock, the Class A-2 Common Stock, or Class B Common Stock, as applicable, be proportionately split, divided or combined.

(D)                               In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof as provided in the applicable Preferred Stock Designation, the holders of shares of Class A Common Stock and shares of Class A-2 Common Stock (on an as-if-converted to Class A Common Stock basis) shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock and Class A-2 Common Stock (on an as-if-converted to Class A Common Stock basis) held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (D), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(E)                                Units of SES Holdings, LLC and shares of Class B Common Stock shall be exchangeable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Eighth Amended and Restated Limited Liability Agreement of SES Holdings, LLC dated and made effective as of December 19, 2016, as the same may be amended from time to time in accordance with its terms (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding units of SES Holdings, LLC and shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange of units of SES Holdings, LLC and shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of such units of SES Holdings, LLC and such shares of Class B Common Stock upon such exchange, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such exchange will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.

(F)                                 The number of authorized shares of Class A Common Stock, Class A-2 Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Class A Common Stock, Class A-2 Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(G)                               No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in the terms of a series of Preferred Stock

SECTION 4.4.                                                                  Provisions Relating to Class A-2 Common Stock.

Definitions. As used in this Section 4.4, the following terms shall have the following meanings:

“Commission” means the United States Securities and Exchange Commission.

“Compounding Date” means the date on which the cumulative number of days (which need not be consecutive) on which Special Dividends have accrued equals 365 days or 730 days.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“holder” (synonymously for like terms “hold,” “holding,” and “held”) means a person who has beneficial ownership of a share or shares, as determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

“National Securities Exchange” means the New York Stock Exchange, the Nasdaq Global Select Market or another similar national securities exchange.

“Registration Rights Agreement” means the Registration Rights Agreement, dated February 16, 2017, entered into by and between Rockwater Energy Solutions, Inc. (“Rockwater”) and FBR Capital Markets & Co., which was assigned by Rockwater to the Corporation on November 1, 2017.

“Resale Shelf” means a shelf registration statement on Form S-1 or such other form under the Securities Act of 1933, as amended (the “Securities Act”), then available to the Corporation for the registration of the shares of Class A Common Stock to be issued upon conversion of the shares of Class A-2 Common Stock that are registrable under the Registration Rights Agreement for the purpose of registering such registrable shares of Class A Common Stock.

(A)                               Special Dividends. Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, Special Dividends shall cumulate and accrue on each issued and outstanding share of Class A-2 Common Stock on a daily basis, at a rate of seven percent (7%) per annum, based on a 365-day year, compounded on the Compounding Date, commencing on April 1, 2018, if the Resale Shelf has not been declared effective by the Commission by March 31, 2018 (such event, beginning on April 1, 2018 and including each day of such event until (and not inclusive of) the date of a Special Dividend Satisfaction Event (as defined below), the “Special Dividend Accrual Event”). Any dividend that accrues on a share of Class A-2 Common Stock on a daily basis during the Special Dividend Accrual Event pursuant to this Section 4.4 is referred to as a “Special Dividend.” For any other dividends or distributions, Class A-2 Common Stock will participate with Class A Common Stock on an as-converted basis in accordance with Section 4.3. A share of Class A-2 Common Stock shall not, solely by means of sale, transfer or other disposition, become separated from the right to receive payment of Special Dividends that have accrued on such share or that may accrue and be paid upon such share under this Section 4.4(A).

(B)                               Accrual. Special Dividends shall, commencing upon the occurrence of the Special Dividend Accrual Event be cumulative and accrue on a daily basis, and shall cease cumulating and accruing upon (1) the date of the satisfaction of the condition set forth in Section 4.4(A) that gave rise to such Special Dividend (any such date, a “Special Dividend Satisfaction Date”), (2) any Conversion End Date (as defined below, and which includes the final date of the Maximum Accrual Period (as defined below)), and (3) the date on which the cumulative number of days (which need not be consecutive) on which Special Dividends have accrued in respect of the Special Dividend Accrual Event equals 1,095 days (the “Maximum Accrual Period”). Special Dividends shall cumulate and accrue and when issued shall be issued in additional shares of Class A-2 Common Stock.

(C)                               Payment. Shares of Class A-2 Common Stock that accrue as a result of Special Dividends and are issuable as payment of Special Dividends are referred to in unissued form as “PIK Class A-2 Common Shares.” Special Dividends shall not accrue on or be issuable in respect of PIK Class A-2 Common Shares. Accrued but unpaid Special Dividends shall be paid through the issuance of the number of PIK Class A-2 Common Shares due on the applicable issued and outstanding shares of Class A-2 Common Stock under Section 4.4(A) and 4.4(B) upon (1) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (but prior to any such voluntary or involuntary liquidation, dissolution or winding up), (2) a Compounding Date and (3) a Conversion End Date (but prior to the Conversion (as defined below), in accordance with Section 4.4(F)) (each event in clause (1), (2) and (3), a “Payment Date”). The number of accrued PIK Class A-2 Common Shares to be issued to a holder of shares of Class A-2 Common Stock on a Payment Date in additional shares of Class A-2 Common Stock shall be equal to (1) the number of issued and outstanding shares of Class A-2 Common Stock held by such holder and upon which payment of Special Dividends is due, multiplied by (2)(a) Accrual Days multiplied by (b)(i) .07 divided by (ii) 365. The “Accrual Days” means the whole number that is equal to the cumulative number of days (which need not be consecutive) on which Special Dividends have accrued as a result of the Special Dividend Accrual Event and are unpaid. The PIK Class A-2 Common Shares issuable in payment of Special Dividends shall be issued in the form of shares of Class A-2 Common Stock and, when issued, shall be deemed to be validly issued, fully paid, outstanding, and non-assessable.

(D)                               Other Rights. A share of Class A-2 Common Stock confers upon the holder of such share the benefit of any PIK Class A-2 Common Shares that are accrued but unpaid upon such share of Class A-2 Common Stock, as if such PIK Class A-2 Common Shares had been issued on (1) the business day immediately prior to a record date declared by the Corporation with respect to any matter submitted to stockholders for a vote at a meeting of stockholders of the Corporation (for so long as shares of Class A-2 Common Stock remain issued and outstanding), such that the holder of such shares of Class A-2 Common Stock (in such capacity) shall be entitled to a number of votes at such meeting equal to the number of all shares of Class A-2 Common Stock plus all accrued and unpaid PIK Class A-2 Common Shares to which such holder is entitled as of such record date in respect of such shares of Class A-2 Common Stock, provided that any fractional PIK Class A-2 Common Share to which such holder would be entitled (after the aggregation of all PIK Class A-2 Common Shares to which such holder is entitled) will be rounded down to the nearest whole number for purposes of voting at any such meeting; (2) the business day immediately prior to a record date declared by the Corporation with respect to any dividend benefitting the shares of Class A-2 Common Stock (except a Special Dividend), such that the holder of such shares of Class A-2 Common Stock (in such capacity) shall be entitled to receive dividends in respect of the Class A-2 Common Stock held in an amount equal to the aggregate amount payable on all shares of Class A-2 Common Stock and all accrued and unpaid PIK Class A-2 Common Shares to which such holder is entitled as of such record date; (3) the date of any sale, transfer or other disposition of such share of Class A-2 Common Stock, subject to Section 4.4(E), below.

(E)                                Transfer. Any holder of a share of Class A-2 Common Stock electing to sell or transfer such share, prior to any Payment Date, to a buyer or transferee, shall be obligated to transfer with such share, to the same buyer or transferee, any PIK Class A-2 Common Share (or Shares) that is or are issuable but unpaid in respect of such share of Class A-2 Common Stock. An issuable PIK Class A-2 Common Share shall not be issued and paid to any holder who is not also the holder of the underlying share of Class A-2 Common Stock in respect of which such PIK Class A-2 Common Share became accrued and issuable. The holder of a share of Class A-2 Common Stock that is to be permissibly transferred must notify the Secretary of the Corporation and any transfer agent for the Class A-2 Common Stock, according to instructions provided by the Corporation or any such transfer agent, of such proposed sale, transfer or other disposition at least three (3) business days in advance of the effective date of such permitted sale, transfer or other disposition.

(F)                                 Conversion. Upon the Conversion End Date, any PIK Class A-2 Common Shares that remain issuable but unpaid as of such date shall be issued and paid, prior to the Conversion. Immediately thereafter, each share of Class A-2 Common Stock shall automatically be converted into the right to receive one (1) fully paid and non-assessable share of Class A Common Stock (including fractional shares) (the “Conversion”). The “Conversion End Date” shall mean the earlier to occur of (1) the end of the Maximum Accrual Period and (2) the date on which a Resale Shelf is declared effective by the Commission and the Class A Common Stock is listed on a National Securities Exchange.

(G)                               Mechanics of Conversion. The issuance of shares of Class A Common Stock to holders of shares of Class A-2 Common Stock pursuant to Section 4.4(F) shall be conditioned on delivery by such holders to the Corporation or any transfer agent or exchange agent designated by the Corporation of any transmittal form or transfer instruction and supplemental material as may be required by the Corporation or such designated transfer agent or exchange agent. Such transmittal form or transfer instruction shall state the number of shares of Class A-2 Common Stock held by such holder; provided, that the Corporation shall certify the number of shares of Class A-2 Common Stock held by such holder to facilitate such Conversion. Thereupon, the Corporation shall (1) promptly issue and deliver, or cause its designated transfer agent or exchange agent to issue and deliver, to such holder the number of whole shares of Class A Common Stock to which such holder is entitled, in book-entry form (or, at the election of the holder, in certificated form) and (2) pay to such holder in cash (based on the Class A Common Stock’s fair market value determined by the Board as of the date of Conversion) the value of any fractional share of Class A Common Stock that would be otherwise issuable to such holder. Such Conversion shall be deemed to have been made at the close of business on the Conversion End Date, and the person entitled to receive the shares of Class A Common Stock issuable upon such Conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

(H)                              Notice. Subject to Section 4.4(J), the Corporation shall make available to each holder of Class A-2 Common Stock information regarding the occurrence of any (1) Special Dividend Accrual Event (for the first day on which the Special Dividends accrue and for the day on which such Special Dividends cease), (2) Special Dividend Satisfaction Date, and (3) Conversion End Date, in each case within three (3) business days following such occurrences.

(I)                                   Protective Provisions. So long as any share of Class A-2 Common Stock is issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the issued and outstanding shares of Class A-2 Common Stock, in addition to any other vote or consent required herein or by law, amend, alter or repeal of any provision of this Amended and Restated Certificate of Incorporation that materially adversely alters or changes the voting, dividend or rights to Conversion of the Class A-2 Common Stock or materially adversely alters or changes any other rights, powers, preferences, privileges or restrictions of the Class A-2 Common Stock.

(J)                                   Information. Subject to the final sentence of this Section 4.4(J), the Corporation shall take commercially reasonable efforts to ensure that a holder of any shares of Class A-2 Common Stock may access information, that shall be as current as reasonably practicable for the Corporation, regarding the number of such shares held by, issuable to, and issued to such holders (the “Information”); provided, that the Corporation shall retain full discretion regarding timing and any delay for releasing such the Information to such holders of such shares. The Corporation shall ensure that any such holder of such shares shall be capable of obtaining certification of Information pertaining to such holder’s beneficial ownership of shares upon written request by such holder to the Secretary of the Corporation or by other means as shall be specified by the Corporation in its sole discretion. The Corporation may contract with one or more third-party service providers to provide Information and services referenced in this Section 4.4(J), and shall retain full discretion in determining the nature of and technical details with respect to the Corporation’s provision of Information and services referenced in this Section 4.4(J).

ARTICLE V
DIRECTORS

SECTION 5.1.                      Term and Classes.

(A)          The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (as they may be amended and restated from time to time, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(B)          From and after the date of the effectiveness of this Amended and Restated Certificate of Incorporation, the directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be elected annually, and each director shall hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

SECTION 5.2.                      Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock then outstanding, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall, unless otherwise required by law or by resolution of the Board, be filled solely by the affirmative vote of a majority of the remaining members of the Board, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

SECTION 5.3.                      Removal. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the Bylaws.

SECTION 5.4.                      Number. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

ARTICLE VI
STOCKHOLDER ACTION

SECTION 6.1.                      Written Consents.

(A)          Prior to the first date on which members of the Legacy Group (as defined in Article XI) no longer individually or collectively beneficially own (or otherwise have the right to vote or direct the vote of) more than 35% of the outstanding shares of Common Stock (the “Trigger Date”), any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(B)          On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

ARTICLE VII
SPECIAL MEETINGS

SECTION 7.1.                      Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board. Subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation shall not have the power to call or request a special meeting of stockholders of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

ARTICLE VIII
BYLAWS

SECTION 8.1.                      Bylaws. In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. Stockholders shall also have the power to adopt, amend or repeal the Bylaws with the affirmative vote of holders of more than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE IX
LIMITATION OF DIRECTOR LIABILITY

SECTION 9.1.                      Limitation of Director Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE X
CORPORATE OPPORTUNITY

SECTION 10.1.                    Corporate Opportunities. Members of the SES Group (defined below) and SCF Group (defined below) own and will own substantial equity interests in other entities (existing and future) that participate in the energy industry (as applicable, “Portfolio Companies”) and may make investments and enter into advisory service agreements and other agreements from time to time with those Portfolio Companies. Certain members of the Board may also serve as employees, partners, officers or directors of members of the SES Group, the SCF Group or Portfolio Companies and, at any given time, members of the SES Group, the SCF Group or Portfolio Companies may be in direct or indirect competition with the Corporation and/or its subsidiaries. The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to the Corporation, to the SES Group, the SCF Group or Portfolio Companies or any directors or officers of the Corporation who are also employees, partners, members, managers, officers or directors of any of the SES Group, the SCF Group or Portfolio Companies. As a result of such waiver, no member of the SES Group or the SCF Group, nor any director or officer of the Corporation who is also an employee, partner, member, manager, officer or director of any member of the SES Group, the SCF Group or Portfolio Companies, shall, to the fullest extent permitted by law, have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Corporation or any of its subsidiaries or developing or marketing any products or services that compete (directly or indirectly) with those of the Corporation or any of its subsidiaries; (B) investing in or owning any (public or private) interest in any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its subsidiaries (including any member of the SES Group or the SCF Group, a “Competing Person”); (C) developing a business relationship with any Competing Person; or (D) entering into any agreement to provide any service(s) to any Competing Person or acting as an officer, director, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of (A) through (D)) of whether such activities are in direct or indirect competition with the business or activities of the Corporation or any of its subsidiaries (the activities described in (A) through (D) are referred to herein as “Specified Activities”). To the fullest extent permitted by law, the Corporation hereby renounces pursuant to Section 122(17) of the DGCL (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any member of the SES Group, the SCF Group or Portfolio Companies or any director or officer of the Corporation who is also an employee, partner, member, manager, officer or director of any member of the SES Group, the SCF Group or Portfolio Companies.

SECTION 10.2.                    Definitions. For purposes of this Article X, the following terms have the following definitions:

(A)          “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person; with respect to any SES Group or SCF Group member, an “Affiliate” shall include (1) any Person who is the direct or indirect ultimate holder of “equity securities” (as such term is described in Rule 405 under the Securities Act of 1933, as amended) of such SES Group or SCF Group member, and (2) any investment fund, alternative investment vehicle, special purpose vehicle or holding company that is directly or indirectly managed, advised or controlled by such SES Group or SCF Group member, including any Portfolio Company.

(B)          “SCF Group” means SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. and their respective Affiliates (other than the Corporation).

(C)          “SES Group” means Legacy Owner Holdco, Crestview Holdco, Crestview Entities, B-29 Investments LP, Sunray Capital, LP, and Proactive Investments, LP and their respective Affiliates (other than the Corporation).

(D)          “Person” means any individual, corporation, partnership, limited liability company, joint venture, firm, association, or other entity.

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article X. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the Bylaws or any applicable law.

ARTICLE XI
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

SECTION 11.1.                    Section 203 of the DGCL. The Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto.

SECTION 11.2.                    Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder  (the “Exchange Act”), with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(A)          prior to such time, the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

(B)          at or subsequent to such time the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of each class of capital stock of the Corporation that are not owned by such Interested Stockholder.

SECTION 11.3.                    Definitions.  For purposes of this Article XI, the following terms have the following definitions:

(A)          “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(B)          “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(C)          “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation.

(D)          “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise.

(E)           “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an Affiliate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of

such Person. Notwithstanding anything in this Article XI to the contrary, the term “Interested Stockholder” shall not include: (x) any member of the Legacy Group, (y) any Person who acquires voting stock of the Corporation directly from any member of the Legacy Group or any of its respective Affiliates, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering or (z) any member of the SCF Group. The “Legacy Group” means any or all of: (i) SES Legacy Holdings, LLC (“Legacy Owner Holdco”); (ii) Crestview Partners II SES Investment, LLC (“Crestview Holdco”); (iii) any funds, limited partnerships or other investment entities or vehicles managed by Crestview Advisors, L.L.C. or controlled by Crestview Partners II GP, L.P., (the “Crestview Entities”); (iv) B-29 Investments LP; (v) Sunray Capital, LP; (vi) Proactive Investments, LP; (vii) any or all of Robert Delaney, Gary Gillette, Adam Klein, Eric Mattson, Cody Ortowski, John Schmitz, and any officers or directors of the Corporation; (viii) successors in interest to, assigns of, third-party transferees of all or substantially all of the ownership interests of, and Affiliates (as defined in Section 10.2, and other than the Corporation) of any of the persons referenced in the immediately preceding clauses (i) through (viii); and (ix) any person (1) who holds equity interests in Legacy Owner Holdco or Crestview Holdco and (2) executes an agreement for purposes of maintaining shared control over the governance, business and affairs of the Corporation, with any of Crestview Holdco, B-29 Investments LP or Sunray Capital, LP in a form mutually acceptable to the parties thereto, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering. The “SCF Group” means any and all of (a) SCF-VI, L.P.; (b) SCF-VII, L.P.; (c) SCF-VII(A), L.P.; and (d) any funds, limited partnership or other investment entities or vehicles managed or controlled by SCF Partners, Inc.  For purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

(F)           “Person” means any individual, corporation, partnership, unincorporated association or other entity.

ARTICLE XII
AMENDMENT OF CERTIFICATE OF INCORPORATION

SECTION 12.1.                    Amendments.

(A)          The Corporation shall have the right, subject to any express provisions or restrictions contained in this Amended and Restated Certificate of Incorporation, from time to time, to amend this Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

(B)          Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by applicable law or this Amended and Restated Certificate of Incorporation), the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation.

ARTICLE XIII
FORUM SELECTION

SECTION 13.1.                    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation, its directors, officers or employees or agents arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws, or (D) any action asserting a claim against the Corporation or any directors, officers or employees or agents of the Corporation governed by the internal affairs doctrine, except as to each of (A) through (D) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or over which the Court of Chancery does not have subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

SECTION 13.2.                    Stockholder Consent to Personal Jurisdiction. To the fullest extent permitted by law, if any action the subject matter of which is within the scope of Section 13.1 above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 above (an “FSC Enforcement Action”) and (B) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended and Restated Certificate of Incorporation as of this 10th day of May, 2019.

SELECT ENERGY SERVICES, INC.

By:	/s/ John D. Schmitz
Name:	John D. Schmitz
Title:	Executive Chairman

Signature Page to Fourth Amended and Restated Certificate of Incorporation